EXHIBIT 10.47

May 31, 2026

Michael Cruse
Via Email

Re:	Separation Agreement

Dear Mike:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Ambros Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.        Separation Date.  Your last day of work with the Company and your employment termination date will be May 31, 2026 (the “Separation Date”).  Between the date of this Agreement and your Separation Date, you will be expected to perform your regular job duties and such other duties as may be assigned to you by the Company’s Chief Executive Officer.

2.          Accrued Salary.  On the Separation Date, the Company will pay you all accrued salary and all accrued and unused PTO earned through the Separation Date, subject to standard payroll deductions and withholdings. You acknowledge that you will receive these payments regardless of whether or not you execute this Agreement.

3.          Severance Benefits.  You are eligible for certain severance benefits pursuant to Section 6.1 of your Employment Agreement with the Company dated September 30, 2025 (the “Employment Agreement”). If you return this fully signed and dated Agreement to the Company within the time frame specified below (but no earlier than the Separation Date), do not revoke it, and fully comply with your obligations under this Agreement and your Employment Agreement (collectively, the “Severance Preconditions”), the Company will, in accordance with the Employment Agreement, provide you with the following severance benefits (the “Severance Benefits”):

(a)       Severance.  The Company will pay you, as severance, a lump sum cash payment equal to the sum of (A) the equivalent of nine (9) months of your base salary in effect as of the Separation Date and (B) 75% of your target annual bonus (as of the date of this Agreement) (the “Cash Severance Payment”).  The Cash Severance Payment will be paid, subject to applicable payroll deductions and withholdings, on the Company’s second regularly-scheduled payroll date following the Effective Date (as defined below).

(b)       COBRA Severance Benefit.  If you timely elect continued coverage under COBRA under the Company’s group health plans, then, as an additional severance benefit, the Company will reimburse your full COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) in effect for yourself (and your eligible dependents, if applicable) until the earliest of: (A) twelve (12) months following the Separation Date; (B) the expiration of your eligibility for the continuation coverage under COBRA; or (C) the date when you become eligible for and covered by substantially  equivalent health insurance (ccoverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period” and such severance benefit, the “COBRA Severance Benefit”). Notwithstanding the foregoing, if at any time, (i) the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), or (ii) the Company’s health insurance plan in effect on the Separation Date terminates (either (i) or (ii), a “COBRA Severance Benefit Terminating Event”), then provided you otherwise were eligible for the COBRA Severance Benefit on the date of the COBRA Severance Benefit Terminating Event, in lieu of providing the COBRA premium reimbursement, the Company will instead pay you a fully taxable lump sum cash payment equal to the remainder of the COBRA premiums due under this Section 3(b) for the COBRA Payment Period (the “Special Cash Payment”), which payment shall be payable within 30 days following the applicable COBRA Severance Benefit Terminating Event.  You may, but are not obligated to, use such Special Cash Payment for medical expenses, including COBRA Premiums (as applicable). If, prior to any COBRA Severance Benefit Terminating Event, you become eligible for coverage under another employer’s group health plan through self-employment or otherwise cease to be eligible for COBRA coverage under the Company’s group health plan during the COBRA Payment Period, you must immediately notify the Company of such event, and all payments and obligations under this Section will cease.

(c)      Equity Award Acceleration.  As an additional Severance Benefit, and as described in Section 6 below, the Company will partially accelerate the vesting of the Equity Awards (as defined below).

(d)       Consulting Opportunity. As an additional Severance Benefit, the Company will retain you as a consultant, subject to the terms of this Section 3(d) (the “Consulting Services”), beginning as of the Separation Date and ending on July 31, 2026 (the “Consulting Period”); provided, however, that (i) if you do not timely sign and return this Agreement, the Consulting Period will automatically terminate effective as of the date that is twenty-one (21) days after the Separation Date, and (ii) if you timely sign but later revoke the Agreement (pursuant to Section 14(c) below), the Consulting Period will automatically terminate effective as of the date of such revocation. During the Consulting Period, you will not be permitted to perform any services for the Company except as explicitly requested by the Company’s Chief Executive Officer, Chief Financial Officer or consulting General Counsel.  In exchange for your provision of Consulting Services, you will (i) be paid an hourly consulting fee of $450 for Consulting Services performed and (ii) be deemed to be in Continuous Service (as described in Section 6 below) until the end of the Consulting Period and the post-termination exercise period applicable to your Option (as defined below) will not commence until such date.  You agree that, during the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company and essential to your performance of specifically requested Consulting Services, any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. You further agree that any and all work product you create in the course of performing the Consulting Services, including all intellectual property rights thereto, will be the sole and exclusive property of the Company.

The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short-term deferral exception in Treasury Regulation Section 1.409A-1(b)(4). Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15 of the year following the year in which the Separation Date occurs.  For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any Severance Benefits are not otherwise exempt from the application of Code Section 409A, then, if the period during which you may consider and sign this Agreement spans two calendar years, the payment of severance will not be made or begin until the later calendar year.

4.         Benefit Plans.  If you are currently participating in the Company’s group health insurance plans, including medical, dental, and/or vision, plans, your participation as an employee will end on May 31, 2026. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, with the potential for certain payments to be made by the Company as described in Section 3(b) above.

5.          Unemployment Insurance.  You may be eligible for unemployment insurance benefits after the Separation Date. You acknowledge that whether you receive unemployment compensation will be decided by the applicable agency that is charged with unemployment insurance matters in your state, and not by the Company. That agency can provide you with benefits and eligibility information regarding unemployment compensation.

6.          Equity Awards.  You were granted an option to purchase 250,000 shares of the Company’s common stock (the “Option”) and issued 200,000 shares of the Company’s restricted common stock (the “RSA” and together with the Option, the “Equity Awards”) pursuant to the Company’s 2024 Equity Incentive Plan, as amended (the “Plan”), and your applicable Option and/or RSA agreement (together with the Plan, the “Equity Award Documents”).  Notwithstanding anything to the contrary in the Equity Award Documents, you acknowledge and agree that (i) the vesting of your Option and/or RSA (as applicable) will cease as of the Separation Date and (ii) you shall otherwise be deemed to be in Continuous Service (as defined in the Plan) to the Company until the end of the Consulting Period. For avoidance of doubt, if you satisfy the Severance Preconditions, then effective as of the Separation Date, the vesting and exercisability of the Equity Awards shall be modified so that any unvested shares scheduled to vest during the nine month period following the Separation Date shall be deemed immediately vested and exercisable (as applicable) as of the Separation Date (and, for clarity, the unvested share repurchase right under the RSA will lapse as of the Separation Date as to such shares that become immediately vested). Any Options or RSUs that you currently hold shall continue to be governed by the terms of the Equity Award Documents.

7.          Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, commissions, bonuses or benefits after the Separation Date. You also acknowledge that the Company’s provision of the Severance Benefits set forth in Section 3 above fully satisfy any severance or other obligations under the Employment Agreement.

8.          Expense Reimbursements.  Within ten (10) days following the Separation Date, you agree to submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

9.           Return of Company Property.  Within three (3) days following the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  Notwithstanding the foregoing, the Company may instruct you to retain certain Company property to facilitate the performance of consulting services under the Consulting Agreement, provided that you return such property upon the termination of your Consulting Agreement.

10.      Proprietary Information and Post-Termination Obligations.  Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain other activities. As you know, the Company will enforce its contract rights.  Please familiarize yourself with the enclosed agreement which you signed.  Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

11.         Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency, similar state or local agency, or an attorney you retain, or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12.       Mutual Non-Disparagement.  Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation. The Company’s obligations under this Section are limited to the Company’s current officers and directors.  Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.  In addition, nothing in this Section or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation.

13.         Cooperation.  Consistent with your obligations under Section 6.9 of the Employment Agreement, you agree to cooperate fully with the Company in all matters relating to Company-related litigation or disputes and the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours. Notwithstanding the foregoing, you and the Company agree that your obligations hereunder shall not extend beyond the 6-month anniversary of the Separation Date.

14.         Release.

(a)       General Release of Claims.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (the “Company Parties”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b)       Scope of Release.  This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, as amended (“ADEA”), the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing ,Act (as amended).  You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so.

(c)        ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(d)     Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e)       Exceptions.  Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any claims that may arise from events that occur after the date this waiver is execute; (ii) any existing obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (iii) any claims that cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state, or local government agency; or (iv) any claims for breach of this Agreement.

15.        Protected Rights.  You understand that nothing in this Agreement has limited, currently limits, or shall limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Department of Justice, the Securities and Exchange Commission, or any other government agency, law enforcement agency, or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement has prevented, currently prevents, or shall prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, or discrimination or any other conduct that you have reason to believe is unlawful. Additionally, nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

16.        Your Acknowledgments and Affirmations.  You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim.  You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  You affirm that you will not voluntarily (except in response to legal compulsion or as permitted in Section 15 above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases.  You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act, or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.

17.        No Admission.  This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

18.        Breach.  You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement.  Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11, and 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.  You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.  You also affirm and agree that, consistent with the terms of your Employment Agreement, any and all disputes, claims or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution or interpretation of this Agreement or the Employment Agreement, your employment with the Company or the termination of such employment, including, but not limited to, all statutory claims, will be resolved pursuant to binding and confidential arbitration under the terms and conditions set forth in the Employment Agreement.

19.        Miscellaneous.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within such state or commonwealth.

If this Agreement is acceptable to you, please sign below and return it to me on or before the date that is twenty-one (21) days after you receive this Agreement (but no earlier than the Separation Date). The Company’s severance offer contained herein will automatically expire if you do not sign and return the fully signed Agreement within this timeframe.

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Sincerely,

Ambros Therapeutics, Inc.

By:	/s/ Joseph P. Hagan
Joseph P. Hagan
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Michael Cruse
Michael Cruse

May 31, 2026
Date

Exhibit A – Confidential Information Agreement

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION

AND INVENTIONS ASSIGNMENT AGREEMENT

AMBROS THERAPEUTICS, INC.
AMENDMENT TO SEPARATION AGREEMENT

THIS AMENDMENT TO SEPARATION AGREEMENT (this “Amendment”) is entered into effective as of July 23, 2026 (the “Effective Date”) by and among Ambros Therapeutics, Inc. (the “Company”), and Michael Cruse (“Consultant”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Separation Agreement (as defined below), as amended by this Amendment.

WHEREAS, the Company and the Consultant previously entered into that certain Separation Agreement dated as of May 31, 2026 (the “Separation Agreement”), which among other things, provides for Consultant to render the Consulting Services during the Consulting Period; and

WHEREAS, the Company and the Consultant now desire to enter into this Amendment in order to extend the Consulting Period.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Extension of Consulting Period.

(a)          The reference to “July 31, 2026” in Section 3(d) of the Separation Agreement is hereby amended to state “September 30, 2026”.

(b)        For clarity, while the vesting of Consultant’s Option and/or RSA (as applicable) ceased as of the Separation Date, Consultant will continue to be deemed in Continuous Service (as defined in the Plan) to the Company until the end of the extended Consulting Period and the post-termination exercise period applicable to such Option will not commence until such date.

2.            Miscellaneous.

(a)        Effect of Amendment. Except as specifically amended hereby, the Separation Agreement is hereby ratified and confirmed and shall remain in full force and effect after the Effective Date.  This Amendment shall be binding upon each of the Company and the Consultant and their successors and permitted assigns.

(b)         Governing Law. This Amendment and any controversy arising out of or relating to this Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

(c)        Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the Effective Date.

COMPANY:

Ambros Therapeutics, Inc.

By:	/s/ Jay Hagan
Name: Joseph P. Hagan
Title: Chief Executive Officer

CONSULTANT:

Michael Cruse

By:	/s/ Michael P. Cruse
Name: Michael Cruse